UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2008

YOO, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-151381	36-4620445
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

711 Third Avenue, Suite 1505
New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 682-5068

(Former name or former address, if changed since last report)

45 Or Hachaim St. Bnei Brak, Israel, 51527

Copies to:
Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01    Completion of Acquisition or Disposition of Assets

The Merger. On December 30, 2008, Yoo Inc., a Delaware corporation ("Yoo" or the “Company”), entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Yoo, IX Energy, Inc., a Delaware corporation ("IX Energy"), and  IX Acquisition Corp., a newly formed, wholly owned Delaware subsidiary of Yoo ("Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the "Merger"), on December 30,2008, Acquisition Sub merged with and into IX Energy, and IX Energy, as the surviving corporation, became a wholly owned subsidiary of Yoo.

Accounting Treatment. The Merger is being accounted for as a reverse acquisition and recapitalization. IX Energy is the acquirer for accounting purposes and Yoo is the acquired company. Accordingly, IX Energy's historical financial statements for periods prior to the acquisition become those of the registrant (Yoo) retroactively restated for and giving effect to, the number of shares received in the Merger. The accumulated deficit of IX Energy is carried forward after the acquisition. Operations reported for periods prior to the Merger are those of IX Energy. Earnings per share for the periods prior to the Merger are restated to reflect the equivalent number of shares outstanding.

Tax Treatment. The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or such other tax free reorganization exemptions that may be available under the Code.

Summary

Pursuant to the terms and conditions of the Merger Agreement and related agreements:

●	All of the outstanding shares of IX Energy's common stock prior to the Merger, were converted into the right to receive 16,783,012 shares of Yoo's common stock.

●	A subsidiary of the Company merged with and into IX Energy with IX Energy surviving the Merger as a wholly-owned subsidiary of the Company.

●
In connection with the Merger, Yoo shall affect a 2.75 for 1 forward split of its issued and outstanding common stock (the “Forward Split”).  The record date for the Forward Split shall be within 30 days of the closing date.

●
Following the closing of the Merger, Yoo sold 27.5 units ("Units") in a private placement offering (the "Private Placement"), with each Unit consisting of 250,000 shares of common stock of Yoo (on a post-Forward Split basis) and a three-year detachable warrant (the "Warrant") to purchase 250,000 shares of common stock of Yoo (on a post-Forward Split basis), at a purchase price per Unit of $100,000. The Warrant has an exercise price of $0.50 per share for a term of three years.  The Warrant has full ratchet and anti-dilution protection.

●	Following the closing of the Merger and the Private Placement, there are 21,283,012 shares of the Company’s common stock outstanding.

●
At the closing of the Merger, Moshe Nachum Bergshtein resigned as Secretary, Treasurer and as a director of Yoo and Zvi Pesahc Frank resigned as President. Steven Hoffman was appointed as Chief Executive Officer, Chief Financial Officer and a director of Yoo and Roland J. Bopp was appointed as President and Chief Operating Officer.  Following the closing of the Merger, Yoo intends to file an Information Statement on Schedule 14f-1 with the Securities and Exchange Commission.  On or about the 10th day following the filing of the Schedule 14f-1, Zvi Pesahc Frank will resign as a director of Yoo and a new board of directors will be appointed.

The foregoing description of the Merger and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Form of Subscription Agreement filed as Exhibit 10.1 hereto and (ii) Form of Warrant issued pursuant to the Subscription Agreement filed as Exhibit 10.2 hereto, each of which is incorporated by reference.

Neither IX Energy nor Yoo had any options or warrants to purchase shares of its capital stock outstanding immediately prior to the closing of the Merger. Following the closing of the Merger, Yoo intends to adopt, and seek stockholder approval of, an equity incentive plan, pursuant to which it intends to reserve 12,000,000 shares of its common stock for issuance as incentive awards to officers, directors, employees and other qualified persons in the future. Yoo has not yet granted any awards under such plan.

Following (i) the closing of the Merger, and (ii) the closing of the Private Placement approximately 78.86% of the issued and outstanding shares of common stock were beneficially held by the former stockholders of IX Energy and approximately 11.75% were held by the investors in the Private Placement (without giving effect to the exercise of the Warrants).

The shares of Yoo's common stock issued to the former holders of IX Energy's common stock in connection with the Merger, and the shares of the Company's common stock and warrants issued in the Private Placement, were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the restrictions applicable to such shares.

Changes to the Business. Yoo intends to carry on IX Energy's business as its sole line of business. Yoo has relocated its executive offices to 711 Third Avenue, Suite 1505, New York, New York 10017 and its telephone number is (212) 682-5068.

The Merger and its related transactions were approved by the holders of a requisite number of shares of IX Energy's common stock pursuant to written consents dated as of December 30, 2008. Under Delaware law, IX Energy's stockholders who did not vote in favor of the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that IX Energy pay them the judicially determined fair value of their shares. Determination of fair value is based on many relevant factors that a court may consider, but does not give any value related to the Merger. At December 30, 2008, no holders of shares of IX Energy's common stock had indicated their intention to seek appraisal of their shares.

Changes to the Board of Directors and Executive Officers. Upon the closing of the Merger, Moshe Nachum Bergshtein resigned as Secretary, Treasurer and as a director and Zvi Pessahc Frank resigned as President.  Steven Hoffman was appointed as Chief Executive Officer, Chief Financial Officer and as a director and Roland J. Bopp was appointed as President and Chief Operating Officer.  Following the closing of the Merger, Yoo intends to file an Information Statement on Schedule 14f-1 with the Securities and Exchange Commission.  On or about the 10th day following the filing of the Schedule 14f-1, Zvi Pessahc Frank will resign as President and as a director and new members will be appointed to the board of directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Description of Our Company

Yoo Inc. was incorporated as a Delaware corporation on October 31, 2007 for the purpose of developing, marketing, and selling natural energy coconut water drink in Israel. Following the closing of the Merger, Yoo intends to amend and restate its certificate of incorporation in order to, among other things, change its name to IX Energy Holdings, Inc., change the par value of its stock from $.0001 per share to $.001 per share, authorize the issuance of 10,000,000 shares of blank check preferred stock, and effectuate a 2.75 for 1 forward stock split of its common stock.

IX Energy was formed in Delaware on March 3, 2006 for the purpose of designing, manufacturing, marketing and installing high-performance solar electric power technologies. As a result of the Merger, IX Energy became a wholly owned subsidiary of Yoo, and Yoo succeeded to the business of IX Energy as its sole line of business.

Description of Business

As used in this Current Report on Form 8-K, all references to the "Company," "we," "our" and "us "for periods prior to the closing of the Merger refer to IX Energy, Inc. as a privately owned company and for periods subsequent to the closing of the Merger refer to Yoo and its direct and indirect subsidiaries (including IX Energy).

Overview

Historically, our operations have principally involved the integration and installation of solar power systems manufactured by third parties. However, in an effort to become a vertically integrated solar products and services company that manufactures, designs, markets and installs its own solar power systems, we have recently entered into an agreement with Federal Prison Industries, Inc. ("UNICOR") to manufacture solar modules, using components supplied by us that will be marketed primarily to federal military and civilian agencies.

Our Services and Products

A solar power system generally includes companies specializing in the following:

•
Silicon Refiners — companies that produce refined silicon, a material that has historically been used as the primary ingredient for solar panels. In light of the current shortage of silicon, it is possible that other materials may be used as the primary ingredient in the future.

•	Wafer and Cell Manufacturers — companies that manufacture the electricity generating solar cells.

•	Panel Manufacturers — companies that assemble solar cells into solar panels, generally laminating the cells between glass and plastic film, and attaching the wires and panel frame.

•	Distributors — companies that purchase from manufacturers and resell to designers/ integrators and other equipment resellers.

•	Designer/Installers — companies that sell products to end user customers.

At the present time, we are active in the solar power industry as a designer and installer. We design solar power systems taking into account the customer's location, site conditions and energy needs. During the preliminary design phase, we conduct a site audit and building assessment for onsite generation feasibility and identify energy efficiency savings opportunities. We model a proposed system design based on variables including local weather patterns, utility rates and other relevant factors at the customer's location. We also identify necessary permits and design our systems to comply with applicable building codes and other regulations.

We offer general contracting services and employ project managers to oversee all aspects of system installation, including securing necessary permits and approvals. Subcontractors, typically electricians and roofers, usually provide the construction labor, tools and heavy equipment for solar system installation. We have also served as a subcontractor for Johnson Controls, Inc. ("Johnson Controls"), a heating, ventilating and air conditioning company, in connection with the installation of a roof mounted solar power system for one of its customers.

Strategy

Our goal is to become a vertically integrated solar products and Services Company that manufactures, designs, markets and installs solar power systems and assists customers in obtaining financing for solar power systems. In particular, we plan to synchronize the three fundamental components of solar energy projects:

●	solar module production;
●	installation services; and
●	project financing.

Production

We have entered into a five year sales and marketing agreement with UNICOR pursuant to which IX Energy will provide sales and marketing for the UNICOR assembled solar panels at its facility in Otisville, New York and other UNICOR facilities that it may deem appropriate. The agreement grants us a nonexclusive right to market and sell to U.S. governmental customers any solar panels and related products assembled and manufactured under the agreement.

The UNICOR agreement provides for two different sales and marketing programs. Under the first program, UNICOR will assemble and produce solar panels and we will actively market to and solicit customers, prepare customer proposals and assist customers in obtaining project financing. The customers will pay us directly and we will pay UNICOR an amount equal to the cost of the solar cells plus a below-market fee for panel fabrication. We will notify UNICOR of all opportunities for pursuing contracts with federal government agencies. If UNICOR decides not to pursue or contract for a federal job, we may notify another manufacturer of the proposed project and pursue the federal job with that manufacturer.

Under the second program, we will act as a sales agent for UNICOR. UNICOR will identify potential customers to us and we will work with UNICOR to prepare customer proposals and aid customers in obtaining project financing. UNICOR will sell the products directly to the customers and pay us a service fee equal to 25% of the net earnings per project for projects that are under 5 megawatts. We will negotiate the service fees for projects that are over 5 megawatts on a project-by-project basis.

Installation

We utilized experienced general and electrical subcontractors to install solar panel projects. The subcontractors are responsible for obtaining licenses, carrying appropriate insurance and adhering to the local labor and payroll requirements.

Project Financing

Our customers will have a number of funding strategies for solar power projects depending on their size, cash flow and tax status. In particular, our customers may seek to qualify for power purchase agreements, or PPAs, to facilitate the financing of solar power projects. A PPA is a long-term agreement pursuant to which a financing provider, using its own source of funds, builds a solar energy facility on a customer's site and maintains and operates the facility for 15 years or longer. The financing provider owns the solar energy facility and sells the electricity to the customer. The financing provider, not IX Energy, will be eligible to receive any government subsidies and incentives that promote the use of solar power. At the end of the PPA term, the customer may elect to purchase the facility or renew the PPA.

Customers

As we commence the production of solar modules through our agreements with UNICOR, we expect to target federal civilian and military agencies and institutional commercial customers including large corporations, non-governmental organizations, universities and solar powered electric generating stations. We anticipate that the federal government will be a key customer as a result of government mandates that require federal agencies to improve their energy efficiency. Historically, however, we have principally designed and installed solar power systems for residential customers and public schools, both directly and as a subcontractor.

Federal Mandates

Federal agencies must meet energy management and renewable energy guidelines set forth in the Energy Policy Act of 2005 ("EPACT"), Executive Order 13423 "Strengthening Federal Environmental, Energy and Transportation Management" ("EO 13423") and related regulations. In particular, EPACT directs that the following percentages of an agency's energy consumption come from renewable energy sources:

●	3% or more in fiscal years 2007 through 2009
●	5% or more in fiscal years 2010 through 2012, and
●	7.5% or more by 2013.

EO 13423, on the other hand, orders federal agencies to improve energy efficiency and reduce greenhouse gas emissions by 3% annually through fiscal year 2015 or by 30% by fiscal year 2015, relative to their energy use and emissions in fiscal year 2003. EO 13423 also mandates that federal agencies use sustainable practices when purchasing products and services. Implementing instructions issued by the Department of Energy require that agencies give preference in their procurement and acquisition programs to energy produced from renewable sources. At least half of the renewable energy consumed by an agency must come from renewable power sources placed into service after January 1, 1999.

Industry

Electric power is used to operate businesses and industries, provides the power needed for homes and offices, and provides the power for our communications, entertainment, transportation and medical needs. As our energy supply and distribution mix changes, electricity is likely to be used more for local transportation (electric vehicles) and space/water heating needs. According to the Edison Electric Institute, the electric power industry in the U.S. is over $218 billion in size, and will continue to grow with our economy.

According to the U.S. Department of Energy, electricity is generated from the following: coal -51%, nuclear -21%, gas - 16%, hydro - 6%, and oil - 3%, with renewable energy contributing 3%. "Renewable Energy" typically refers to non-traditional energy sources, including solar energy. Due to continuously increasing energy demands, we believe the electric power industry faces the following challenges:

●
Limited Energy Supplies. The primary fuels that have supplied this industry, fossil fuels in the form of oil, coal and natural gas, are limited. Worldwide demand is increasing at a time that industry experts have concluded that supply is limited. Therefore, the increased demand will probably result in increased prices, making it more likely that long-term average costs for electricity will continue to increase.

●
Generation, Transmission and Distribution Infrastructure Costs. Historically, electricity has been generated in centralized power plants transmitted over high voltage lines, and distributed locally through lower voltage transmission lines and transformer equipment. As electricity needs increase, these systems will need to be expanded. Without further investments in this infrastructure, the likelihood of power shortages ("brownouts" and "blackouts") may increase.

●
Stability of Suppliers. Since many of the major countries who supply fossil fuel are located in unstable regions of the world, purchasing oil and natural gas from these countries may increase the risk of supply shortages and cost increases.

●
Environmental Concerns and Climate Change. Concerns about global warming and greenhouse gas emissions have resulted in the Kyoto Protocol, various states enacting stricter emissions control laws and utilities in several states being required to comply with renewable portfolio standards, which require the purchase of a certain amount of power from renewable sources.

Solar energy is the underlying energy source for renewable fuel sources, including biomass fuels and hydroelectric energy. By extracting energy directly from the sun and converting it into an immediately usable form, either as heat or electricity, intermediate steps are eliminated. We believe, in this sense, solar energy is one of the most direct and unlimited energy sources.

Solar energy can be converted into usable forms of energy either through the photovoltaic effect (generating electricity from photons) or by generating heat (solar thermal energy). Solar thermal systems include traditional domestic hot water collectors (DHW), swimming pool collectors, and high temperature thermal collectors (used to generate electricity in central generating systems). DHW thermal systems are typically distributed on rooftops so that they generate heat for the building on which they are situated. High temperature thermal collectors typically use concentrating mirror systems and are typically located in remote sites.

Anatomy of a Solar Power System

Solar power systems convert the energy in sunlight directly into electrical energy within solar cells based on the photovoltaic effect. Multiple solar cells, which produce direct current, or DC, power, are electrically interconnected into solar panels. A typical 180 watt solar panel may have 72 individual solar cells. Multiple solar panels are electrically wired together. The number of solar panels installed on a building are generally selected to meet that building's annual electrical usage, or selected to fill available unshaded roof or ground space. Solar panels are electrically wired to an inverter, which converts the power from DC to alternate current, or AC, and interconnects with the utility grid.

Solar Electric Cells. Solar electric cells convert light energy into electricity at the atomic level. The conversion efficiency of a solar electric cell is defined as the ratio of the sunlight energy that hits the cell divided by the electrical energy that is produced by the cell. By improving this efficiency, we believe solar electric energy becomes competitive with fossil fuel sources. The earliest solar electric devices converted about 1%-2% of sunlight energy into electric energy. Current solar electric devices convert 5%25% of light energy into electric energy (the overall efficiency for solar panels is lower than solar cells because of the panel frame and gaps between solar cells), and current mass produced panel systems are substantially less expensive than earlier systems. Effort in the industry is currently being directed towards the development of new solar cell technology to reduce per watt costs and increase area efficiencies.

Solar Panels. Solar electric panels are composed of multiple solar cells, along with the necessary internal wiring, aluminum and glass framework, and external electrical connections. Although panels are usually installed on top of a roof or on an external structure, certain designs include the solar electric cells as part of traditional building materials, such as shingles and rolled out roofing. Solar electric cells integrated with traditional shingles is usually most compatible with masonry roofs and, while it may offset costs for other building materials and be aesthetically appealing, it is generally more expensive than traditional panels.

Inverters. Inverters convert the DC power from solar panels to the AC power used in buildings. Grid-tie inverters synchronize to utility voltage and frequency and only operate when utility power is stable (in the case of a power failure these grid-tie inverters shut down to safeguard utility personnel from possible harm during repairs). Inverters also operate to maximize the power extracted from the solar panels, regulating the voltage and current output of the solar array based on sun intensity.

Monitoring. There are two basic approaches to access information on the performance of a solar power system. One approach is to collect the solar power performance data locally from the inverter with a hard-wired connection and then transmit that data via the Internet to a centralized database. Data on the performance of a system can then be accessed from any device with a web browser, including personal computers and cell phones. As an alternative to web-based remote monitoring, most commercial inverters have a digital display on the inverter itself that shows performance data and can also display this data on a nearby personal computer with a hard-wired or wireless connection.

Net Metering. The owner of a grid-connected solar electric system may not only buy, but may also sell, electricity each month. This is because electricity generated by the solar electric system can be used on-site or fed through a meter into the utility grid. Utilities are required to buy power from owners of solar electric systems (and other independent producers of electricity) under the Public Utilities Regulatory Policy Act of 1978 (PURPA). For instance, California's net metering law provides that all utilities must allow customers with solar electric systems rated up to 1.5 megawatts to interconnect with the local utility grid and receive retail value for the electricity produced. When a home or business requires more electricity than the solar power array is generating (for example, in the evening), the need is automatically met by power from the utility grid. When a home or business requires less electricity than the solar electric system is generating, the excess is fed (or sold) back to the utility and the electric meter actually spins backwards. Used this way, the utility serves as a backup to the solar electric similar to the way in which batteries serve as a backup in stand-alone systems.

Solar Power Benefits

The direct conversion of light into energy offers the following benefits compared to conventional energy sources:

●
Economic — Once a solar power system is installed, the cost of generating electricity is fixed over the lifespan of the system. There are no risks that fuel prices will escalate or fuel shortages will develop. In addition, cash paybacks for systems range from 5 to 25 years, depending on the level of state and federal incentives, electric rates, annualized sun intensity and installation costs. Solar power systems at customer sites generally qualify for net metering to offset a customer's highest electric rate tiers, at the retail, as opposed to the wholesale, electric rate.

●
Convenience — Solar power systems can be installed on a wide range of sites, including small residential roofs, the ground, covered parking structures and large industrial buildings. Solar power systems also have few, if any, moving parts and are generally guaranteed to operate for 25 years resulting, we believe, in low maintenance and operating costs and reliability compared to other forms of power generation.

●
Environmental — We believe solar power systems are one of the most environmentally friendly ways of generating electricity. There are no harmful greenhouse gas emissions, no wasted water, no noise, no waste generation and no particulates. Such benefits continue for the life of the system.

●
Security — Producing solar power improves energy security both on an international level (by reducing fossil energy purchases from hostile countries) and a local level (by reducing power strains on local electrical transmission and distribution systems).

●
Infrastructure — Solar power systems can be installed at the site where the power is to be used, thereby reducing electrical transmission and distribution costs. Solar power systems installed and operating at customer sites may also save the cost of construction of additional energy infrastructure including power plants, transmission lines, distribution systems and operating costs.

We believe escalating fuel costs, environmental concerns and energy security make it likely that the demand for solar power systems will continue to grow. The federal government, and several states (primarily California and New Jersey), have put a variety of incentive programs in place that directly spur the installation of grid-tied solar power systems, so that customers will "purchase" their own power generating system rather than "renting" power from a local utility. These programs include:

●
Rebates — to customers (or to installers) to reduce the initial cost of the solar power system, generally based on the size of the system. California, New Jersey, New York, Connecticut and other states have rebates that can substantially reduce initial costs.

●
Tax Credits — federal and state income tax offsets, directly reducing ordinary income tax. New York and California currently offer state tax credits. There is currently a 10% federal tax credit up to $2,000 for residential systems, and a 30% federal tax credit (with no cap) for business systems.

●	Accelerated Depreciation — solar power systems installed for businesses (including applicable home offices) are generally eligible for accelerated depreciation.

●	Net Metering — provides a full retail credit for energy generated.

●
Feed-in Tariffs — are additional credits to consumers based on how much energy their solar power system generates. Feed-in Tariffs set at appropriate rates have been successfully used in Europe to accelerate growth.

●	Renewable Portfolio Standards — require utilities to deliver a certain percentage of power generated from renewable energy sources.

●	Renewable Energy Credits (RECs) — are additional credits provided to customers based on the amount of renewable energy they produce.

●
Solar Rights Acts — state laws to prevent unreasonable restrictions on solar power systems. California's Solar Rights Act has been updated several times in past years to make it easier for customers of all types and in all locations to install a solar power system.

According to PV News, California and New Jersey account for approximately 90% of the U.S. residential market. We believe this is largely attributable to the fact that they currently have the most attractive incentive programs. The California Solar Initiative provides $3.2 billion of incentives toward solar development over 11 years. In addition, recently approved regulations in New Jersey require solar photovoltaic power to provide 2% of New Jersey's electricity needs by 2020, requiring the installation of 1,500 megawatts of solar electric power. According to DSIRE (the Database of State Incentives for Renewable Energy) at least 18 other states also have incentive programs. We expect that such programs, as well as federal tax rebates and other incentives, will continue to drive growth in the solar power market for the near future.

Sales and Marketing

Historically, we have generated sales through the direct efforts of management and its preexisting relationships. However, as we expand the breadth of our operations, our sales and marketing program will entail our participation in industry trade shows, individual consultations with prospective customers, hiring additional sales personnel and direct marketing.

Competition

We face intense competition in the manufacture, design, marketing and installation of solar power systems. We believe that our principal competitors include SunPower Corporation, another vertically integrated solar products and services company, SunEdison LLC, an installer and integrator, and Evergreen Solar, Inc., United Solar Ovonic LLC, Schott Solar Inc. and Kyocera Corporation, solar panel and solar cell manufacturers. A significant number of our competitors are developing or currently producing products based on the more advanced photovoltaic technologies, including thin film solar module, amorphous silicon, string ribbon and nano technologies, which may eventually offer cost advantages over the crystalline polysilicon technologies currently used by us. However, we believe our solar systems will provide the following benefits compared with competitors' systems:

●	superior performance delivered by maximizing energy delivery and financial return through systems technology design;

●	superior systems design to meet customer needs and reduce cost;

●	superior channel breadth and delivery capability including turnkey systems; and

●
significant cost savings due to our vertically integrated structure that enables us to source our own high quality, low-cost solar cells directly from suppliers and avoid paying brokers' fees on the cells.

We also compete against other power generation sources including conventional fossil fuels supplied by utilities, other alternative energy sources such as wind, biomass, concentrated solar power and emerging distributed generation technologies such as micro-turbines, sterling engines and fuel cells. We believe solar power has certain advantages when compared to these other power generating technologies. We believe solar power offers a stable power price compared to utility network power, which typically increases as fossil fuel prices increase. In addition, solar power systems are deployed in many sizes and configurations and do not produce air, water and noise emissions. Most other distributed generation technologies create environmental impacts of some sort. However, due to the relatively high manufacturing costs compared to most other energy sources, solar energy is generally not competitive without government incentive programs.

Competition is intense, and many of our competitors have significantly greater access to financial, technical, manufacturing, marketing, management and other resources than we do. Many also have greater name recognition, a more established distribution network and a larger base of customers. In addition, many of our competitors have well-established relationships with our current and potential suppliers, manufacturing partners and customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can. Consolidation or strategic alliances among our competitors may strengthen these advantages and may provide them greater access to customers or new technologies. In addition to facing competition from other solar power system providers, our competitors may enter into strategic relationships with or be acquired by our customers. To the extent that government funding for research and development grants, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy are limited, we compete for such funds, both directly and indirectly, with other renewable energy providers and with current and potential customers.

Environmental, Health and Safety Regulations

We will use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our manufacturing activities. We are subject to a variety of federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials. We are also subject to occupational health and safety regulations designed to protect worker health and safety from injuries and adverse health effects from exposure to hazardous chemicals and working conditions. If we fail to comply with present or future environmental laws and regulations, we could be subject to fines, suspension of production or a cessation of operations. In addition, under some federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition.

Solar Energy Industry

We believe that economic and national security issues, technological advances, environmental regulations seeking to limit emissions by fossil fuel, air pollution regulations restricting the release of greenhouse gasses, aging electricity transmission infrastructure and depletion and limited supply of fossil fuels, has made reliance on traditional sources of fuel for generating electricity less attractive. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the U.S., EPACT enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country's history that provides for long term subsidies in the form of rebates to encourage use of solar energy where possible.

Government Subsidies and Incentives

Various subsidies and tax incentive programs exist at the federal and state level to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost of size of a customer's solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer's taxes at the time the taxes are due. Under net metering programs, a customer can generate more energy than used, during which periods the electricity meter will spin backwards. During these periods, the customer "lends" electricity to the grid, retrieving an equal amount of power at a later Net time metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered to customers come from a set of eligible renewable energy resources. Under a renewable portfolio standard, the government requires regulated utilities to supply a portion of their total electricity in the form of renewable electricity. Some programs further specify that a portion of the renewable energy quota must be from solar electricity.

Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. We believe that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse affect on our ability to sell our products.

Building Codes

We are required to obtain building permits and comply with local ordinances and building codes for each project, the cost of which is included in our estimated costs for each proposal.

Property

We lease approximately 600 square feet of office space in New York, New York for $3,600 per month on a month-to-month basis. This facility serves as our corporate headquarters.

We believe that our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities. In the opinion of the management, our property is adequately covered by insurance.

Employees

As of December 31, 2008, we had 3 full-time employees. We have also engaged 3 consultants which we anticipate will become full-time employees.

Legal Proceedings

From time to time we may be involved in claims arising in the ordinary course of business. No legal proceedings are currently pending or, to our knowledge, threatened against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this Report, including "Risk Factors," "Description of Business" and the Financial Statements attached hereto as Item 9.01 and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report. See "Forward-Looking Statements." Our actual results may differ materially.

Recent Events

Prior to December 30, 2008, we were a development stage company that sought to develop, market and sell an orthopedic shoe product. On December 30, 2008, we completed a reverse merger, pursuant to which a wholly-owned subsidiary of ours merged with and into a private company, IX Energy with IX Energy being the surviving company. In connection with this reverse merger, we discontinued our former business and succeeded to the business of IX Energy as our sole line of business. For financial reporting purposes, IX Energy, and not us, is considered the accounting acquirer. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of IX Energy and do not include our historical financial results. All costs associated with the reverse merger were expensed as incurred

Overview

IX Energy was formed in the State of Delaware on March 3, 2006 for the purpose of designing, manufacturing and installing high-performance solar electric power technologies. Historically, its operations have principally involved the integration and installation of solar power systems manufactured by third parties. However, in an effort to become a vertically integrated solar products and services company that manufactures, designs, markets and installs its own solar power systems, it has recently entered into an agreement with UNICOR to manufacture solar modules, using components supplied by us, that will be marketed primarily to federal military and civilian agencies.

Results of Operations

Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

Revenues. During the nine months ended September 30, 2008, we recorded revenues of $5,707,284, as compared to no revenue for the nine months ended September 30, 2007. This increase in revenues was primarily due our recognition of project revenue in 2008, the resale of solar panels to a third party and the fact that we did not have material operations prior to 2008.

Cost of Sales. During the nine months ended September 30, 2008, we recorded cost of sales of $5,613,677, as compared to no cost of sales for the nine months ended September 30, 2007. This increase in cost of sales was primarily due to the purchase of solar panels that we later resold to a third party during the nine months ended September 30, 2008 and the fact that we did not have material operations prior to 2008.

Operating Expenses. During the nine months ended September 30, 2008, we recorded operating expenses of $1,003,131, as compared to no operating expenses for the nine months ended September 30, 2007. This increase in operating expenses was primarily due to payroll expenses and higher travel and entertainment, legal, accounting and consulting fees related to our growing operations.

Loss from Operations. During the nine months ended September30, 2008, we recorded an operating loss of $909,524, as compared to no operating loss for the nine months ended September 30, 2007. This increase in operating losses was primarily due to increased operations during the nine months ended September 30, 2008, together with related increases in payroll, legal, accounting and consulting costs during this period.

Provision for Income Taxes. In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FAB Statement No. 109 (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. We have adopted FIN 48 and did not recognize any income tax expense or benefit during the nine months ended September 30, 2008 and September 30, 2007 due to our net losses during these periods and valuation allowances on the resulting deferred tax assets.

Net Loss. During the nine months ended September 30, 2008, we recorded a net loss of $1,100,544, as compared to no net loss for the nine months ended September 30, 2007. This increase in net loss was principally the result of an increase in operating expenses related to our expansion.

Year Ended December 31, 2007 Compared to the Period from March 3, 2006 (Inception) to December 31, 2006

Revenues. During the year ended December 31, 2007, we recorded revenues of $185,940, as compared to no revenue for the period from March 3, 2006 (inception) through December 31, 2006. This increase in revenues was primarily due to the increase in project billings during 2007. During the period from inception through December 31, 2006, we had very limited operations and did not generate any revenues.

Cost of Sales. During the year ended December 31, 2007, we recorded cost of sales of $260,740, as compared to no cost of sales for the period from March 3, 2006 (inception) through December 31, 2006. This increase in cost of sales was primarily due to the expansion during the year ended December 31, 2007 of our commercial sales projects.

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts. During the year ended December 31, 2007, we recorded costs and estimated earnings in excess of billings on uncompleted contracts of $57,340, as compared to no costs and estimated earnings in excess of billings on uncompleted contracts for the period from March 3, 2006 (inception) through December 31, 2006. This increase in costs and estimated earnings in excess of billings on uncompleted contracts resulted from the costs we incurred to acquire and partially install systems for certain projects. As the work on projects progressed in 2007, we recognized the revenues received from these projects in the appropriate periods.

Operating Expenses. During the year ended December 31, 2007, we recorded operating expenses of $25,897, as compared to operating expenses of $12,000 for the period from March 3 (inception) through December 31, 2006, representing an increase of 116%. This increase in operating expenses was primarily due to the higher fees we paid for consulting services and other professional services in connection with our increased operations.

Loss from Operations. During the year ended December 31, 2007, we recorded an operating loss of $100,697, as compared to an operating loss of $12,000 for the period from March 3, 2006 (inception) through December 31, 2006, representing an increase of 739%. This increase in loss from operations was primarily due to increased payroll, legal, accounting and consulting costs during this period.

Provision for Income Taxes. We did not recognize any provisions for income taxes during the year ended December 31, 2007 and the period from March 3, 2006 (inception) through December 31, 2006 due to our net losses during these periods and the valuation allowances on the resulting deferred tax assets.

Liquidity and Capital Resources

We have historically met our liquidity requirements from a variety of sources, including the sale of equity and debt securities to related parties and institutional investors. Based on our strategy and the anticipated growth in our business, we believe that our liquidity needs will increase. The amount of such increase will depend on many factors, including the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business.

Cash and Cash Equivalents. As of September 30, 2008, we had cash and cash equivalents of $4,774,134, as compared to cash and cash equivalents of $176,160 as of December 31, 2007.

Net Cash Provided By Operating Activities. Net cash provided by operating activities totaled $3,231,247 for the nine months ended September 30, 2008, as compared to $0 for the nine months ended September 30, 2007. This increase was comprised of proceeds we received from our issuance of common stock for loan fees of $120,946 and an increase in deferred revenue of $7,657,478 from billings in excess of estimated costs and earnings on a contract for which we had not yet started work as of September 30, 2008. The increase in net cash provided by operating activities was partially offset by our net loss of $1,100,544 and deposits for the purchase of equipment and materials in the amount of $3,775,846 and a decrease in accounts payable and accrued expenses of $184,580. For the nine months ended September 30, 2007, we had no operating activities as we were not yet fully operational.

Net Cash Used in Investing Activities. Net cash used in investing activities totaled $71,525 during the nine months ended September 30, 2008, as compared to net cash used in investing activities of $0 during the nine months ended September 30, 2007. Cash used in investing activities during the nine months ended September 30, 2008 was comprised of non-cash forgiveness of a receivable balance that was due from a related party and the purchase of a fixed asset. For the nine months ended September 30, 2007, we had no investing activities as we were not yet fully operational.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $1,438,252 during the nine months ended September 30, 2008, as compared to net cash provided by financing activities of $0 during the nine months ended September 30, 2007. This amount was derived from the issuance of promissory notes to a related party and proceeds from a bridge loan. For the nine months ended September 30, 2007, we had no financing activities as we were not yet fully operational.

Critical Accounting Policies and Estimates

Basis for Presentation. The accompanying unaudited financial statements have been prepared in accordance and conformity with accounting principles generally accepted in the U.S. and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2007 and for the period from March 3, 2006 (inception) to December 31, 2006. The results for the interim period are not necessarily indicative of the results to be expected for the year.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For the purpose of reporting cash flows, we consider all highly liquid debt instruments purchased with original maturities of three months or less, and money market accounts to be cash equivalents. The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At September 30, 2008 and December 31, 2007, the balance exceeded the federally insured limit by $4,456,562 and $76,160, respectively.

Accounts Receivable. Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms, without discounts. However, in certain cases we are entitled to rebates upon the completion of certain jobs post installation. We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables. We periodically review the accounts receivable which are past due in order to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, we make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. We have determined that no allowance was required for the nine months ended September 30, 2008, the year ending December 31, 2007 and the period from March 3, 2006 (inception) through December 31, 2007. At September 30, 2008 and December 31, 2007, 100% of our accounts receivable were attributable to one customer. We did not have any accounts receivable for the period from March 3, 2006 (inception) through December 31, 2006. For the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively, the Company had a concentration of sales with two customers totaling 78% and 21% in 2008 and 75% and 25% in 2007, respectively.

Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets have been reduced by a valuation allowance because, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings (Loss) per Share. Basic loss per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the nine months ended September 30, 2008, the year ended December 31, 2007, and the period from March 3, 2006 through December 31, 2006, respectively, we had no common stock equivalents that could potentially dilute future earnings per share.

Fair Value of Financial Instruments. Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount reported in the balance sheet for accounts receivable, accounts payable and accrued expenses notes payable — related party and accrued interest payable — related party and accrued interest payable-bridge loans approximate its fair market value based on the short-term maturity of these instruments.

Revenue Recognition. We follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition" ("SAB 104") for revenue recognition and we record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered and installed, (3) the sales price to the customer is fixed or determinable and (4) collectability of the related customer receivable is reasonably assured. We have two methods of revenue recognition. For our construction contracts, we record revenues based upon the use of the percentage of completion method. For certain energy products that we resell to third parties, we record revenue based upon the shipment date.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

Since we lack a meaningful operating history, it is difficult for potential investors to evaluate our business.

We were not formed until March 2006. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited revenues. As a startup, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by start-up companies in a competitive environment. Our business is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with suppliers, customers or integral service providers on commercially favorable terms. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

Although we recently raised $2.75 million in a private placement, our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of our senior management, especially Steven Hoffmann, our Chairman and Chief Executive Officer. The loss of Mr. Hoffmann, or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate our executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Hoffmann left us, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In connection with the Merger, we assumed an employment agreement with Mr. Hoffmann. However, there can be no assurance that the terms of this employment agreement will be sufficient to retain Mr. Hoffmann.

We may be unable to complete our development, manufacturing and commercialization plans, and the failure to do so will significantly harm our business plans, prospects, results of operations and financial condition.

Commercializing our planned solar modules and processes depends on a number of factors, including but not limited to:

●            further product and manufacturing process development;

●          development of certain critical tools and large scale production capabilities;

●          completion, refinement and management of our supply chain;

●          completion, refinement, and management of our distribution channels;

●          demonstration of efficiencies that will make our products attractively priced; and

●  developing an adequate sales force and sales channels necessary to distribute our products and achieve our desired revenue goals

We do not have any experience in carrying out any of the foregoing tasks, and, as such, we cannot assure investors that the strategies we intend to employ will enable us to support the large-scale manufacturing of commercially desirable solar modules.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

Our products have never been sold on a mass market commercial basis, and we do not know whether they will be accepted by the market.

The solar energy market is at a relatively early stage of development and the extent to which solar modules will be widely adopted is uncertain. If our products are not accepted by the market, our business plans, prospects, results of operations and financial condition will suffer. Moreover, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. The development of a successful market for our proposed products and our ability to sell our products at a lower price per watt may be affected by a number of factors, many of which are beyond our control, including, but not limited to:

●	failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

●	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

●	failure to develop and maintain successful relationships with suppliers, distributors and strategic partners; and

●	customer acceptance of our products.

If our proposed products fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition will suffer.

We could become involved in intellectual property disputes that create a drain on our resources and could ultimately impair our assets.

We rely on trade secrets and our industry expertise and know how. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of our resources and could materially and adversely affect our business and operating results.

Upon commencement of manufacturing with UNICOR, we will be dependent upon a limited number of third party suppliers, some of whom will be located in foreign countries, for key materials, and any disruption from such suppliers or fluctuations in foreign currency and exchange rates could prevent us from manufacturing and selling cost-effective products.

We anticipate manufacturing our products with UNICOR using materials and components procured from a limited number of third-party suppliers. If we fail to maintain our relationships with these suppliers, or fail to secure additional supply sources from other solar cell suppliers, UNICOR may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay. Any of these factors could prevent us from delivering our products to our customers within required timeframes, resulting in potential order cancellations and lost revenue. Further, we intend to purchase solar cells for our solar modules from suppliers located in foreign countries. We will therefore be subject to risks associated with fluctuations in foreign currency and exchange rates. As a result, we may not be able to manufacture our products with UNICOR at competitive prices and may not achieve our expected margins or cover our costs.

As our business plan contemplates the federal government becoming a principal customer of ours, any reduction in anticipated orders from the federal government could significantly reduce our sales and operating results.

Currently we anticipate selling our solar modules and integration services principally to agencies of the federal government. Should the federal government fail to materialize as a substantial customer or should the federal government cut back orders following commencement of production, it could significantly reduce our revenues and harm our operating results. Our customer relationships with the federal government are in their infancy and we cannot guarantee investors that we will ultimately receive significant revenues from this customer over the long term. Any loss of business with the federal government will be particularly damaging unless we are able to diversify our customer base and substantially expand sales to other customers.

We recognize revenue on system installations on a "percentage of completion" basis and payments are due upon the achievement of contractual milestones and any delay or cancellation of a project could adversely affect our business.

We recognize revenue on our system installations on a "percentage of completion" basis and, as a result, our revenue from these installations is driven by the performance of our contractual obligations, which is generally driven by time-lines for the installation of our solar power systems at customer sites. This could result in unpredictability of revenue and, in the near term, a revenue decrease. As with any project-related business, there is the potential for delays within any particular customer project. Variation of project time-lines and estimates may impact our ability to recognize revenue in a particular period. In addition, certain customer contracts may include payment milestones due at specified points during a project. Because we must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve milestones could adversely affect our business and results of operations.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage, and we have limited insurance coverage to protect against such claims.

Since our products are electricity-producing devices, it is possible that users could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a planned manufacturer, distributor, and installer of products that will be used by consumers, we will face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage. We are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, could require us to make significant payments which could have a materially adverse effect on our financial results.

We sometimes act as the general contractor for our customers in connection with the installation of solar power systems and are subject to risks associated with construction, bonding, cost overruns, delays and other contingencies, which could have a material adverse effect on our business and results of operations

We sometimes act as the general contractor for our customers in connection with the installation of solar power systems. All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project. In addition, we require qualified, licensed subcontractors to install most of our systems. Shortages of such skilled labor could significantly delay a projector otherwise increase our costs. Should miscalculations in planning a projector defective or late execution occur, we may not achieve our expected margins or cover our costs. Also, most systems customers require performance bonds issued by a bonding agency. Due to the general performance risk inherent in construction activities, it has become increasingly difficult recently to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain bonding, we will be unable to bid on, or enter into, sales contracts requiring such bonding.

Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties. Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. The occurrence of any of these events could have a material adverse effect on our business and results of operations.

Our business requires us to place our employees and technicians in our customers’ properties, which could give rise to claims against us.

If we are unsuccessful in our installation of products and provision of services to customers, we could damage or cause a material adverse change to their premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions based on the alleged actions of our personnel, including harassment, theft of client property, criminal activity and other claims.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our customers.

For many of our projects, our customers will have entered into agreements with third parties to pay for solar energy over an extended period of time based on energy savings generated by our solar power systems, rather than paying us to purchase our solar power systems. For these types of projects, most of our customers will choose to purchase solar electricity under a power purchase agreement with a financing company that purchases the system from us. These structured finance arrangements are complex and may not be feasible in many situations. In addition, customers opting to finance a solar power system may forgo certain tax advantages associated with an outright purchase on an accelerated basis which may make this alternative less attractive for certain potential customers. If financing companies are unwilling or unable to finance the cost of our products, or if the parties that have historically provided this financing cease to do so, or only do so on terms that are substantially less favorable for us or these customers, our growth will be adversely affected.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

We are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the use, handling, generation, processing, storage, transportation and disposal of, or human exposure to, hazardous and toxic materials, the discharge of pollutants into the air and water, and occupational health and safety. We are also subject to environmental laws that allow regulatory authorities to compel, or seek reimbursement for, cleanup of environmental contamination at sites now or formerly owned or operated by us and at facilities where our waste is or has been disposed. We may incur significant costs and capital expenditures in complying with these laws and regulations. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, criminal proceedings, third party property damage or personal injury claims, cleanup costs or other costs. Also, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions or non-compliance may require expenditures that could have a material adverse effect on our business, results of operations and financial condition. Further, greenhouse gas emissions have increasingly become the subject of international, national, state and local attention. Although fixture regulations could potentially lead to an increased use of alternative energy, there can be no guarantee that such future regulations will encourage solar technology. Given our limited history of operations, it is difficult to predict future environmental expenses.

If we do not achieve satisfactory yields or quality in manufacturing our solar modules with UNICOR or if our suppliers furnish us with defective solar cells, our sales could decrease and our relationships with our customers and our reputation maybe harmed.

The success of our business depends upon our ability to incorporate high quality and yield solar cells into our products. We anticipate testing the quality and yield of our solar products and the solar cells that we incorporate into our solar products, and we intend to source our solar cells from manufacturers we believe are reputable. Nonetheless, our solar modules may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. In addition, we may not be able to fulfill our purchase orders if we purchase a large number of defective solar cells. The number of solar cells that we purchase at any time is based upon expected demand for our products and an assumed ratio of defective to non-defective solar cells. If this ratio is greater than expected, we may not have an adequate number of non-defective solar cells to allow us to fulfill our purchase orders on time. If we do not fulfill orders for our products because we have a shortage of non-defective solar cells or deliver modules with errors or defects, or if there is a perception that these solar cells or solar modules contain errors or defects, our credibility and the market acceptance and sales of our products could be harmed.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

●	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

●	the imposition of tariffs;

●	economic or political instability in foreign countries;

●	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

●	conducting business in places where business practices and customs are unfamiliar and unknown;

●	the imposition of restrictive trade policies;

●	the existence of inconsistent laws or regulations;

●	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

●	uncertainties relating to foreign laws and legal proceedings;

●	fluctuations in foreign currency and exchange rates; and

●	compliance with a variety of federal laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

Risks Relating to Our Industry

The reduction or elimination of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for our solar modules, lead to a reduction in our net sales and harm our operating results.

The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy relative to conventional and non-solar renewable sources of energy, which would negatively affect the growth of the solar energy industry overall and our net sales specifically. We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries have provided subsidies in the form of tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these government incentives could expire, phase-out over time, exhaust the allocated funding or require renewal by the applicable authority. A reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy, which would in turn hurt our sales and financial condition.

Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency, higher power output and lower price. Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

The solar power industry is currently experiencing an industry-wide shortage of polysi/icon. This shortage poses several risks to our business, including possible constraints on revenue growth and possible decreases in our gross margins and profitability.

There is currently an industry-wide shortage of polysilicon, which has resulted in significant price increases in solar cells. Polysilicon is an essential raw material used in the production of solar cells. We expect that the average spot price of polysilicon will continue to increase in the near-term. Increases in polysilicon prices could increase the price we pay for solar cells, which could impact our manufacturing costs and our net income. Even with these price increases, demand for solar cells has increased, and many of our principal competitors have announced plans to add additional manufacturing capacity. As this manufacturing capacity becomes operational, it may increase the demand for polysilicon in the near-term and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally and any increase in demand from that sector will compound the shortage. The production of polysilicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of polysilicon are under construction, we do not believe that the supply imbalance will be remedied in the near-term, which could lead to higher prices for, and reduced availability of, solar cells.

As polysilicon supply increases, the corresponding increase in the global supply of so/ar ce//s and panels may cause substantial downward pressure on the prices of our products, resulting in lower revenues and earnings.

The scarcity of polysilicon has resulted in the underutilization of solar panel manufacturing capacity at many of our competitors and potential competitors, particularly in China. As additional polysilicon becomes available, we expect solar panel production globally to increase. Decreases in polysilicon pricing and increases in solar panel production could each result in substantial downward pressure on the price of solar cells and panels, including our products. Such price reductions could have a negative impact on our revenue and earnings, and materially adversely affect our business and financial condition.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop titan we anticipate, our revenues would not significantly increase and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

●	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

●	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

●	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

●
fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

●	capital expenditures by customers that tend to decrease when the United States or global economy slows;

●	continued deregulation of the electric power industry and broader energy industry; and

●	availability of government subsidies and incentives.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a competitive environment that is characterized by price fluctuation and technological change. We compete with major international and domestic companies. Some of our current and potential competitors have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. In addition, many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of solar and solar-related products than we can.

Our business plan relies on sales of our solar power products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors own, partner with, have longer term or stronger relationships with solar cell providers that could result in them being able to obtain solar cells on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and heating, ventilating, and air conditioning, or HVAC, systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:
●	the ability of our competitors to hire, retain and motivate qualified personnel;

●	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

●	the price at which others offer comparable services and equipment;

●	the extent of our competitors’ responsiveness to customer needs; and

●	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

We may be vulnerable to the efforts of electric utility companies lobbying to protect their revenue streams am/from competition from solar power systems.

Electric utility companies could lobby for a change in the relevant legislation in their markets to protect their current revenue streams. Any adverse changes to the regulations and policies of the solar energy industry could deter end-user purchases of solar power products and investment in the research and development of solar power technology. In addition, electricity generated by solar power systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities such as flat rate pricing, would require solar power systems to achieve lower prices in order to compete with the price of electricity. Any changes to government regulations or utility policies that favor electric utility companies could reduce our competitiveness and cause a significant reduction in demand for our products.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

Existing regulations and changes to such regulations concerning the electrical utility industry may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of~ or further investment in the research and development of; alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric gild or for having the capacity to use power from the electric ~id for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safely, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Risks Relating to Our Organization and Our Common Stock

As of the Merger, we became subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability to grow.

As a result of the Merger, we became subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of the Merger) and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we remained privately held and did not consummate the Merger.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2008 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Merger company.

Failure to cause a registration statement to become effective in a timely manner could materially adversely affect our company.

We have agreed,- at our expense, to prepare a registration statement covering the shares of our common stock sold in the Private Placement and to use our best efforts to file that registration statement with the SEC within 90 days of the final closing of the Private Placement or the date on which the Private Placement is terminated, whichever occurs later, and to use commercially reasonable efforts to obtain the effectiveness of such registration statement no later than 180 days after the final closing of the Private Placement or the date on which the Private Placement is terminated, whichever occurs later. There are many reasons, including those over which we have no control, which could delay the filing or effectiveness of the registration statement, including delays resulting from the SEC review process and comments raised by the SEC during that process. Our efforts to file the registration statement and have it declared effective could become extremely costly, and our failure to do so in a timely manner could require us to pay liquidated damages to investors in the Private Placement, either or both of which could materially adversely affect us.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the bands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	regulatory developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Should trading of our common stock be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock maybe deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares in the Private Placement upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lockup periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of our common stock issued to the current and former officers and directors of IX Energy in the Merger will be subject to a lock-up agreement prohibiting sales of such shares for a period of 15 months following the Merger. Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders. In addition, the shares of our common stock sold in the Private Placement and the shares underlying the warrants issued to the placement agents in connection with the Private Placement will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act. We note that recent revisions to Rule 144 may result in shares of our common stock that we may issue in the future becoming eligible for resale into the public market without registration in as little as six months after their issuance.

We may apply the proceeds of the Private Placement to uses that ultimately do not improve our operating results or increase the price of our common stock.

We intend to use the net proceeds from the Private Placement for costs and expenses incurred in connection with the Private Placement and organizational matters, as well as for general working capital purposes and repayment of outstanding indebtedness. However, we do not have more specific plans for the net proceeds from the Private Placement and our management has broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of our common stock.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our directors and executive officers own or control a significant percentage of our common stock. Immediately following the Merger and the Private Placement, our directors and executive officers and the nominees to serve on our board may be deemed beneficially to own an aggregate of approximately 10,653,854 shares of our common stock, representing 50.05% of the outstanding shares of our common stock. Additionally, these figures do not reflect any increase in beneficial ownership that such persons may experience in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

●	to elector defeat the election of our directors;

●	to amend or prevent amendment of our Certificate of Incorporation or By-laws;

●	to effect or prevent a merger, sale of assets or other corporate transaction; and

●	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of December 31, 2008 regarding the beneficial ownership of our common stock, taking into account the consummation of the Merger, and the closing of the Private Placement, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o IX Energy Holdings, Inc., 711 Third Avenue, Suite 1505, New York, New York 10019.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class (2)
Steven Hoffman (3)	7,558,596	35.51%
Scott Schlesinger, M.D	3,058,331	14.37%
Roland J. Bopp (4)	66,514 (5)	*
Zvi Pessahc Frank (6)	0	*
Robert Prag	1,883,296	8.85%
Barry Honig	1,126,283 (7)	5.29%
All directors and officers (3 persons)	10,653,854	50.05%

* Less than 1%

(1)    Unless otherwise indicated, includes shares owned by a spouse, minor children, and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner.

(2)    Based on 21,283,012 shares of our common stock issued and outstanding as of December 31, 2008.

(3)    Mr. Hoffman was appointed as our Chief Executive Officer, Chief Financial Officer and as a director on December 30, 2008.

(4)    Roland Bopp was appointed as our President and Chief Operating Officer on December 30, 2008.

(5)    Includes 36,927 shares based by Mr. Bopp and 29,542 shares held by his spouse.

(6)    On December 30, 2008, in connection with the Merger, Mr. Frank resigned as or President and tendered his resignation as a director, which shall become effective on or about the 10th day following the filing of the Information Statement on Schedule 14f-1.

(7)    Includes 369,271 shares held by Mr. Honig and 960,115 shares held by GRQ Consultants Inc. 401(k), an entity over which Mr. Honig has working and dispositive control.

Executive Officers and Directors

The following persons became our executive officers and directors on December 30, 2008, upon effectiveness of the Merger, and hold the positions set forth opposite their respective names.

Name	Age	Position
Steven Hoffman	33	Chief Executive Officer, Chief Financial Officer and Director
Roland J. Bopp	55	President and Chief Operating Officer
Zvi Pessahc Frank	29	Director

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified. Our officers are elected annually by, and serve at the pleasure of, our board of directors.

Biographies

Steven Hoffmann, Chief Executive Officer, Chief Financial Officer and Director. Steven Hoffmann was appointed as our Chief Executive Officer, Chief Financial Officer and as a director on December 30, 2008.  He founded IX Energy in 2006 and has served as its Chief Executive Officer and Chairman since inception. He has served as IX Energy’s Chief Financial Officer since November 2008. From 2004 until 2006, Mr. Hoffmann served as the east coast regional sales manager of Solar Integrated Technologies, Inc., a designer, manufacturer, marketer and installer of solar roofing and power generation systems. From 2002 until 2004, Mr. Hoffmann was a sales manager with Turtle & Hughes Inc., a distributor of electrical and industrial equipment. Additionally, Mr. Hoffman’s family has been a leading provider of institutional steam power and heating generation systems for primarily East Coast companies and institutions for the last thirty years. Mr. Hoffmann has had ten years experience with the institutional production, manufacturing, marketing and sales of these systems.

Roland J. Bopp, President and Chief Operating Officer. Roland Bopp was appointed as our President and Chief Operating Officer on December 30, 2008.  He previously served as President and Chief Operating Officer of IX Energy since July 2008. From June 2007 until April 2008, Mr. Bopp served as a consultant to International Beryllium Corporation, an emerging vertically integrated global beryllium company. From December 2006 until June 2007, Mr. Bopp served as a senior advisor to Intellectual Communications LLC, a provider of telecommunications services and solutions for Ukrainian enterprises, government agencies, institutions and private citizens. From April 2006 until November 2006, Mr. Bopp served as the interim Chief Executive Officer and as a director of Billing Services Group Limited, a provider of advanced payment services for digital media, communication service providers and eCommerce merchants. From August 2003 until March 2006, Mr. Bopp served as a director and general manager of Convergence Capital Management Ltd., an investment fund focused on the telecommunications, IT services and real estate sectors. From September 2000 until July 2003, Mr. Bopp served as an Executive Vice President of Hochtief Inc., a U.S. based subsidiary of Hochtief AG, a leading global systems provider in the engineering and construction sector. Prior to joining Hochtief Inc., Mr. -Bopp served as the Chairman, President and Chief Executive Officer of the Americas for Deutsche Telekom Inc., a U.S. based subsidiary of Deutsche Telekom of Germany, from 1997 through 2000. Mr. Bopp served at Mannesmann Corporation, a global $20 billion engineering and telecom company, from

Zvi Pessahc Frank.  On November 14, 2007, Zvi Pessahc Frank was appointed as our President and a member of our Board of Directors. Since 2005, Mr. Frank has been employed as a sales executive at the Nekudot advertising agency in Bnei Brak, Israel. Between the years 2003-2005, Mr. Frank taught history at Daat Zkenim in Jerusalem, Israel.  On December 30, in connection with the Merger, Mr. Frank resigned as or President and tendered his resignation as a director, which shall become effective on or about the 10th day following the filing of the Schedule 14f-1.

Executive Compensation

For our last two fiscal years, we have not paid any compensation to our executive officers.

2008 Equity Incentive Plan

Following the closing of the Merger, our Board of Directors intends to adopt and seek shareholder approval the 2008 Equity Incentive Plan (the 2008 Plan), pursuant to which we intend to reserve for issuance 12,000,000 shares of our common stock as awards to employees, directors, consultants, and other service providers. The purpose of the 2008 Plan is to provide an incentive to attract and retain officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. It is currently anticipated that we will adopt a separate plan for our Board of Directors. Under the proposed 2008 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2008 Plan will be administered by our Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors. For the first 18 months following the closing of the Merger, we shall neither (i) issue options to purchase shares of our Common Stock at a per share exercise price less than $0.50 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction) nor (ii) issue or grant more than an aggregate of 12,000,000 options, warrants or shares of Common Stock (in each case, subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction), unless our non-employee independent directors determine that it is in our best interests to terminate such restrictions at an earlier date.

Employment Agreements

Pursuant to the Merger Agreement, within 60 days of the closing, we will enter into an employment agreement with Steven Hoffman, in substantially the same form as Mr. Hoffman’s agreement with IX Energy, pursuant to which Mr. Hoffman will be employed as our Chief Executive Officer and Chief Financial Officer. Mr. Hoffman’s present base salary with IX Energy is $225,000 per year, which salary shall be subject to an annual review after the initial 2 year term by our Compensation Committee, or, if we do not have a Compensation Committee, by the independent members of our Board of Directors. Our Compensation Committee or independent members of our Board of Directors shall make a recommendation to our Board of Directors as to whether Mr. Hoffmann’s base salary should be increased. Any such increase is within the sole discretion of our Board of Directors. Mr. Hoffmann is also entitled to receive an annual bonus based on our gross revenue and performance during such year of employment. The amount of the bonus shall be decided by our Compensation Committee or, if we do not have a Compensation Committee, by the independent members of our Board of Directors. It is intended that Mr. Hoffmann will be eligible for a multi-year grant of options to purchase such number of shares of common stock as is equal to 6% of the total common shares outstanding after the Merger, vesting over a period of three years. These options are expected to have have an exercise price of $0.50 per share. The next scheduled grant of options to Mr. Hoffmann shall be on May 1, 2011. Any options granted to Mr. Hoffmann pursuant to the employment agreement shall vest upon the termination of the employment agreement. If Mr. Hoffmann’s employment is terminated without cause, we will be obligated to pay him, as severance, any earned but unpaid annual base salary, any unpaid annual bonus, continued benefits for a period of 1 year if the termination occurs after the first 90 days of this agreement and 12 months of his annual base salary if the termination of employment occurs within the first 90 days of employment. If Mr. Hoffmann’s employment is terminated for cause, we will be obligated to pay him any earned but unpaid annual base salary. If Mr. Hoffmann resigns for good reason, we will be obligated to pay him his base salary as in effect immediately prior to his termination for the balance of the employment term, together with any earned but unpaid annual base salary, any unpaid annual bonus, continued benefits for one 1 year, and any bonuses earned during the remainder of the term of employment. If Mr. Hoffmann resigns without good reason, we will be obligated to pay him any earned but unpaid base salary. If Mr. Hoffmann is terminated for cause or if he voluntarily resigns (other than for good reason), he will be prohibited for a period of 1 year from being connected in any manner with the ownership, management, operation or control of any business that is in competition with us. For a period of 1 year following the termination of his employment or the termination of the agreement, Mr. Hoffmann will be prohibited from soliciting or hiring any of our employees or independent contractors, soliciting or accepting business from any customers with whom we had significant contact during his employment with us, or interfering with any relationships between us and third parties, including suppliers, distributors, co-venturers or joint venturers.

Pursuant to the Merger Agreement, within 60 days of the closing, we will enter into an employment agreement with Roland Bopp, in substantially the same form as Mr. Bopp’s agreement with IX Energy, pursuant to which Mr. Bopp will be employed as our President and Chief Executive Officer. Mr. Bopp’s present base salary with IX Energy is $160,000 per year, which salary shall be subject to an annual review after the initial 2 year term by our Compensation Committee, or, if we do not have a Compensation Committee, by the independent members of our Board of Directors. Our Compensation Committee or independent members of our Board of Directors shall make a recommendation to our Board of Directors as to whether Mr. Bopp’s base salary should be increased. Any such increase is within the sole discretion of our Board of Directors. Mr. Bopp will also be entitled to receive an annual bonus based on our gross revenue and performance during such year of employment. The amount of the bonus shall be decided by our Compensation Committee or, if we do not have a Compensation Committee, by the independent members of our Board of Directors. Mr. Bopp will be eligible for a multi-year grant of options to purchase such number of shares of common stock as is equal to 3% of the total common shares outstanding after the Merger, vesting over a period of three years. These options are expected to have an exercise price of $0.50 per share. The next scheduled grant of options to Mr. Bopp shall be on July 1, 2011. Any options granted to Mr. Bopp pursuant to the employment agreement shall vest upon the termination of the employment agreement. If Mr. Bopp’s employment is terminated without cause, we will be obligated to pay him any earned but unpaid annual base salary, any unpaid pro rata annual bonus through his last day of employment, continued benefits for a period determined in accordance with his length of employment and severance pay based on his length of employment. If Mr. Bopp’s employment is terminated for cause, we will be obligated to pay him any earned but unpaid annual base salary. If Mr. Bopp resigns for good reason, we will be obligated to pay him his base salary as in effect immediately prior to his termination for the balance of the employment term, together with any earned but unpaid annual base salary, any unpaid pro rata annual bonus, continued benefits for 1 year, and any bonuses earned during the remainder of the term of employment. If Mr. Bopp resigns without good reason, we will be obligated to pay him any earned but unpaid base salary. If Mr. Bopp is terminated for cause or if he voluntarily resigns (other than for good reason), he will be prohibited for a period of 2 years from being connected in any manner with the ownership, management, operation or control of any business that is in competition with us. For a period of 2 years following the termination of his employment or the termination of the agreement, Mr. Bopp will be prohibited from soliciting or hiring any of our employees or independent contractors, soliciting or accepting business from any customers with whom we had significant contact during his employment with us, or interfering with any relationships between us and third parties, including suppliers, distributors, co-venturers or joint venturers.

Director Compensation

We do not currently compensate our directors for acting as such, although we may do so in the future, including with cash or equity. We currently reimburse our directors for reasonable expenses incurred in connection with their service as directors. As of December 31, 2008, our directors did not receive any compensation from us.

Code of Ethics

As of the date hereof, we have not adopted a written code of ethics that applies to our principal executive officer, principal financial officer or controller, or persons performing similar functions due to our relatively small size. We intend to adopt a written code of ethics in the near future.

Board Committees

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

Item 3.02    Unregistered Sales of Equity Securities

As of December 30, 2008, we accepted subscriptions for a total of 27.5 Units in the Private Placement or gross proceeds of $2,750,000, consisting of an aggregate of 6,875,000 shares of the our common stock, par value $.0001 per share, and three-year Warrants to purchase an aggregate of 6,875,000 shares of common stock at an exercise price of $0.50 per share for a purchase price of $100,000 per Unit pursuant to the terms of a Confidential Private Offering Memorandum, dated August 22, 2008, as supplemented.

The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation ID (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

We agreed to pay the placement agents commissions of 8% of the aggregate purchase price of units sold to investors in the Private Placement.  In addition, certain placement agents also received three-year warrants to purchase such number of shares of common stock equal to 4% of the common stock on which the cash fee is payable, at an exercise price of $0.50 per share.

Description of Capital Stock

Authorized Capital Stock

We have authorized 100,000,000 shares of capital stock, par value $0.0001 per share.

Capital Stock Issued and Outstanding

After giving effect to the Merger, the issuance of 27.5 Units in the Private Placement, our issued and outstanding securities, on a fully diluted basis, are as follows:

●	21,283,212 shares of our common stock;

●
Warrants to purchase 7,225,000 shares of common stock, of which (i) warrants to purchase 6,875,000 shares of common stock were issued to investors in the Private Placement at an exercise price of $0.50 per share and (ii) warrants to purchase 350,000 shares of common stock were issued to the Placement Agents in connection with the Private Placement at an exercise price of $0.50 per share.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

Cash Dividends

As of the date of hereof, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Escrow Agreement

Certain non-affiliate stockholders have agreed to entered deposit with an escrow agent certificates evidencing an aggregate of 2,500,000 (on a post-forward split basis) shares of common stock. The shares will be held in escrow for a period of 6 months.

Potential Required Future Issuances of Common Stock to Investors in the Private Placement

Pursuant to the terms of the subscription agreements entered into between us and the investors in the Private Placement, for twenty four (24) months following the initial closing (the “Initial Closing Date”) of the Private Placement, if we issue or grant any shares of our common stock or any warrants or other convertible securities pursuant to which shares of our common stock may be acquired at a per share price (a “Lower Price”) less than $0.40 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then we shall promptly issue additional shares of our common stock (“Ratchet Shares”) to the investors in the Private Placement in an amount sufficient that the subscription price paid by such investors in the Private Placement, when divided by the total number of shares of our common stock issued to such subscriber (shares included in the purchased Unit plus any Ratchet Shares issuable, or previously issued, under this provision), will result in an effective price paid by the purchaser per share of our common stock equal to such Lower Price. For example, if an investor purchases one Unit in the Private Placement (250,000 shares of our common stock and a three-year warrant to purchase 250,000 shares of common stock) for a purchase price of $100,000 (equals $0.40 per share) and then we issue additional shares of our common stock at $0.20 per share during such twelve-month period, we must issue an additional 250,000 shares of our common stock to such investor [$ l00,000/500,000 shares $0.20 per share]. Such adjustments shall be made successively whenever such an issuance is made during the Adjustment Period.

Most Favored Nation Protection

Pursuant to the terms of the subscription agreements entered into between us and the investors in the Private Placement, for the twenty four (24) months following  the Initial Closing Date, if we issue or grant any shares of our common stock or any warrants or other convertible securities pursuant to another offering in which shares of our common stock may be acquired at a price less than $0.50 per share, each investor in the Private Placement shall be given the right to elect to substitute any term or terms of any such other offering for any term or terms of the Offering in connection with the Units owned by such investor as of the date of the other offering.

Registration Rights

We have agreed to file a “resale” registration statement with the SEC covering all shares of common stock included within the Units sold in the Offering and underlying any Warrants, on or before the date which is 90 days after the termination of the Private Placement (the “Filing Deadline”). We will maintain the effectiveness of the “resale” registration statement for eighteen (18) months, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have such ‘resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 180 days after the termination of the Private Placement (the “Effectiveness Deadline”).

The Company is obligated to pay to investors in the Private Placement a fee of 1% per month of the investors’ investment, payable in cash, up to a maximum of 10%, for each month: (i) in excess of the Filing Deadline that the registration statement has not been filed; and (ii) in excess of the Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided we register at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC; provided, further, that we shall not be obligated to pay any liquidated damages for our failure to file a registration statement following the Filing Deadline at any time after the one year anniversary of the final closing of the Private Placement.

In connection with IX Energy’s private placement of Bridge Notes and related Bridge Common,  IX Energy provided “piggy-back” registration rights to the private investors with respect to their Bridge Common. These registration rights were assumed by us upon closing of the Merger. If we register shares of our common stock on a registration statement form that can be used to register the Bridge Common, then the Bridge Note investors will have the right to have their shares of Bridge Common included in such registration statement. We may be required to register an aggregate of approximately 240,000 shares of Bridge Common pursuant to such “piggy-back” registration rights.

Lock-up Agreements

All shares of common stock received by the current and former officers and directors of IX Energy in the Merger are subject to lock-up agreements. These lock-up agreements provide that IX Energy’s current and former officers and directors may not sell or transfer any of the shares they received in the merger for a period of 15 months following the effective date of the Registration Statement without the consent of the holders of a majority of the Units in the Private Placement, with the exception of contributions made to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or in privately negotiated sales to persons who agree, in writing, to be bound to the terms of the lock-up agreements. Notwithstanding the foregoing, the current and former officers and directors may sell ½ of 1% of the total issued and outstanding shares of the Company’s common stock in each 90 day period commencing on the seventh month through the end of the lock-up period.

Options

We intend to adopt a stock incentive plan pursuant to which 12,000,000 shares of our common stock will be reserved for issuance to employees, directors, consultants, and other service providers. For the first eighteen (18) months following the closing of the Merger, we shall neither (i) issue options to purchase shares of our common stock at a per share exercise price less than $0.50 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction) nor (ii) issue or grant more than an aggregate of 12,000,000 options, warrants or shares of common stock (in each case, subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction), unless our non-employee independent directors determine that it is in our best interests to terminate such restrictions at an earlier date. Immediately following the consummation of the Merger, we intend to issue options to purchase an aggregate of approximately 6,000,000 shares of our common stock, with exercise prices of $0.50 per share pursuant to our 2008 Plan.

Warrants

In connection with the Private Placement, we issued Warrants to purchase 6,875,000 shares of common stock to investors. In addition, we issued Warrants to purchase 350,000 shares of common stock to the placement agents.  Each Warrant entitles the holder thereof to purchase shares of common stock at an exercise price of $0.50 per share, expiring three years from the date of issuance. We are prohibited from effecting the exercise of these Warrants to the extent that as a result of such exercise the holder of the exercised Warrants would beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the Warrants. Prior to exercise, the Warrants will not confer upon holders any voting or any other rights as a stockholder. The Warrants contain provisions that protect the holders against dilution by adjustment of the purchase price and number of shares of our common stock issuable on exercise of the Warrants in certain events such as stock dividends, stock splits and other similar events. Furthermore, if during the two year anniversary of the issuance date, we issue or grant any shares of common stock or any warrants or other convertible securities pursuant to which shares of common stock may be acquired at a per share price (a “Lower Price”) less than $0.50 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then the exercise price of the Warrants shall be reduced to the Lower Price. Finally, should we fail to achieve at least $17.5 million of consolidated gross revenue within one year of the final closing of the Private Placement, the exercise price shall be reduced to $0.01 per share.  If at anytime following the one year anniversary of the Merger there is no effective registration statement registering the resale of the shares of common stock underlying the Warrants, the holders of the Warrants have the right to exercise the Warrants by means of a cashless exercise.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suitor proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suitor proceeding if such person acted in good faith and in a maimer such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may beset forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of our By-Laws are intended to strengthen the Board’s position in the event of a hostile takeover attempt. These provisions have the following effects:

●
they provide that only business brought before an annual meeting by the Board or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

●	they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. under the symbol YOOO.OB, but is not trading.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, 100 Second Avenue, Suite 104N, St. Petersburg, Florida, 33701. We will serve as warrant agent for the outstanding warrants.

Item 5.01    Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.06    Change in Shell Company Status.

Following the consummation of the Merger described in Item 2.01 of this Current Report on Form 8-K, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), IX Energy’s audited financial statements for the fiscal years ended December31, 2007 and December 31, 2006, and (ii) IX Energy’s unaudited financial statements for the nine-month interim periods ended September 30, 2008 and 2007 are filed in this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively.

(b)           Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.3.

(d)           Exhibits.   The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of December 30, 2008, by and among IX Energy Holdings, Inc., IX Acquisition Corp. and IX Energy, Inc.
3.1	Amended and Restated By-laws
10.1	Form of Subscription Agreement
10.2	Form of Warrant
10.3	Form of Placement Agent Warrant
10.4	Form of Registration Rights Agreement
10.5	Form of Management Lock-Up Agreement
10.7	Form of Directors and Officers Indemnification Agreement (To be filed by Amendment)
10.8	Employment Agreement, dated May 1, 2008, by and between IX Energy, Inc. and Steven Hoffmann
10.9	Employment Agreement, dated August 1, 2008, by and between IX Energy, Inc. and Roland. Bopp. (To be filed by Amendment)
10.10	Stock Purchase Agreement, dated as of August, 2008 among IX Energy Holdings, Inc. and the Buyers set forth therein. (To be filed by Amendment)
10.11	Securities Purchase Agreement, dated as of July 1,2008, between IX Energy, Inc. and each purchaser of 5% Promissory Notes of IX Energy, Inc. (To be filed by Amendment)
10.12	Form of 5% Promissory Notes of IX Energy, Inc.
10.13	Promissory Note issued to Scott Schlesinger, dated November 1, 2007 (To be filed by Amendment)
10.14	Promissory Note, dated November 1, 2007, issued by IX Energy, Inc. to Scott Schlesinger in the principal sum of $3,000
10.15	Promissory Note, dated December 30, 2007, issued by IX Energy, Inc. to Scott Schlesinger in the principal sum of $110,000
10.16	Promissory Note, dated December 30, 2007, issued by IX Energy, Inc. to Scott Schlesinger in the principal sum of $110,000
10.17	Promissory Note, dated July 21, 2008, issued by IX Energy, Inc. to IX Energy Investment, LLC in the principal sum of $900,000
10.18	Teaming Agreement, dated February 14, 2008, between Federal Prison Industries, Inc. and IX Energy
10.19	Solar Panel Manufacture Agreement, dated June 19, 2008, between Federal Prison Industries, Inc. and IX Energy, Inc.
10.20	OEM Supply Agreement, dated June 24, 2008, between Tynsolar Corporation and IX Energy, Inc.
99.1	IX Energy, Inc. financial statements for the fiscal years ended December 31, 2006 and 2007
99.2	IX Energy, Inc. unaudited financial statements for the nine months ended September 30, 2008 and 2007
99.3	Pro forma unaudited consolidated financial statements as of September 30, 2008 and 2007 and for the nine months ended September 30, 2008 and the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   January 6,  2009

YOO INC.

By:	/s/ Steven Hoffman
Name: Steven Hoffman
Title: Chief Executive Officer